Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tempest Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan and the Tempest Therapeutics, Inc. Amended and Restated 2019 Employee Stock Purchase Plan of our report dated March 27, 2025, with respect to the consolidated financial statements of Tempest Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

March 27, 2025